Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT: Laura Schooler Marsh & McLennan Companies +1 212 345 0370 laura.schooler@mmc.com	INVESTOR CONTACT: Dan Farrell Marsh & McLennan Companies +1 212 345 3713 daniel.farrell@mmc.com

MARSH & McLENNAN COMPANIES ANNOUNCES PRICING OF

$600 MILLION SENIOR NOTES OFFERING

NEW YORK, February 27, 2018 — Marsh & McLennan Companies, Inc. (the “Company”) announced today that it has priced $600 million of 4.200% senior notes due 2048 (the “Notes”). The Company intends to use the net proceeds for general corporate purposes. The closing of the Notes offering is expected to occur on March 1, 2018, subject to certain customary conditions. Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Barclays Capital Inc. and HSBC Securities (USA) Inc. are acting as joint book-running managers for the Notes offering. BNY Mellon Capital Markets, LLC, GC Securities, a division of MMC Securities LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC are acting as co-managers for the Notes offering.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission (the “SEC”). The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering. Before you invest, you should read the prospectus supplement and the base prospectus for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov; alternatively, copies may be obtained from: (i) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146 or by emailing prospectus@citi.com and (ii) Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Marsh & McLennan Companies

Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s nearly 65,000 colleagues advise clients in over 130 countries. With annual revenue over $14 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients.

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